Exhibit 99

ABLEAUCTIONS ANNOUNCES INTENT TO RESTATE FINANCIAL INFORMATION

OJAI, CALIFORNIA – March 30, 2006 – Ableauctions.com Inc.  (AMEX: AAC) (the “Company”) announced today that the Company will amend its previously issued Annual Report on Form 10-KSB for the year ended December 31, 2004 to restate its financial statements for that year.  In addition, the Company will restate its financial statements for the first three quarters of 2005.

Based on current information, the Company estimates that the net effect of the correction will be an increase of $76,941 in income from continuing operations, and a similar increase in the net income for the year.  As a result of the correction, the Company estimates that the basic and diluted earnings per share will also increase by $0.002 per share for income from continuing operations, and by $0.002 per share for net income.

Accordingly, the previously issued financial statements for the year ended December 31, 2004 and the periods following should no longer be relied upon.  The decision to restate prior financial statements was made by the Company upon recommendation of management and the Audit Committee of its Board of Directors.

The Company will file an amended Annual Report on Form 10-KSB for 2004, and amended quarterly reports, as soon as practicable.  The Company currently intends to file its Form 10-KSB for the 2005 fiscal year on or before the due date of March 31, 2006.